EXHIBIT 99.2

Conference Call Transcript

November 7, 2005

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Shayla, and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Autobytel Third Quarter 2005 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you’d like to withdraw your question, press Star then the Number 2 on your telephone keypad. Thank you.

Ms. Klein, you may begin your conference.

Jennifer Klein:	Thank you, Shayla, and welcome to everyone on the line.

Before we start the call today I’d like to make some comments on forward-looking statements. Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor statement contained in our public filings. We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to documents the company has filed with the SEC including the Form 10-Q for the quarter ended September 30, 2005. These documents identify the principle factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Autobytel’s CEO, Rick Post – Rick.

Rick Post:	Thank you, Jennifer, and welcome to everyone on the call. I’m pleased to be speaking with you to report on our third quarter ended September 30, 2005.

Autobytel’s focus on improving quality began to pay off in the third quarter. And we saw several key metrics move in a positive direction. Despite a challenging market environment for our leads business, we continued to grow advertising and CRM revenues.

Our focus remains on helping dealers and manufacturers sell cars and market products while providing consumers with ever increasing information to help them with their car buying experience. I look forward to telling you more about this in detail, but first Mike Schmidt will go through the financials, after which I’ll review the third quarter operating results and discuss our strategy going forward. Then we will conclude the call with a question and answer period. Also joining us today on the call is Rich Walker, our Chief Operating Officer. Now I’ll turn the call over to Mike for review of the financials – Mike.

Michael Schmidt:	Thank you, Rick. Let me begin by reviewing the income statement.

Revenue for the third quarter of 2005 totaled $30.6 million representing a decrease of $800,000 or 3% from the second quarter of 2005 and a decrease of $1.9 million or 6% when compared to the third quarter of 2004.

Our revenue mix was 61% lead fees, 20% CRM, 16% advertising, and 3% data and other services. For comparison, our revenue mix for the third quarter of 2004 was 69% lead fees, 17% CRM, 11% advertising, and 3% data and other services. Lead fee revenue for the third quarter of 2005 totaled $18.6 million, representing a decrease of $1.1 million or 6% from the second quarter 2005 and a decrease of $3.9 million or 17% when compared to the third quarter of 2004.

For the third quarter of 2005 a total of approximately 830,000 purchase requests were delivered representing a decrease of approximately 7% from the second quarter of 2005. When compared to the third quarter of 2004, purchase requests delivered declined approximately 25%. Approximately 550,000 purchase requests were delivered to retail dealers and approximately 280,000 purchase requests were delivered to enterprise dealers in the third quarter of 2005.

The quarter-over-quarter decline in purchase requests delivered is primarily a decline in the number of purchase requests delivered to auto manufacturers and enterprises combined with the decline in the average number of retail dealers. Revenue [per] purchase request in the third quarter of 2005 was approximately $19.20 compared with $19.25 in the second quarter of 2005.

Additionally, we delivered approximately 210,000 finance requests in the third quarter of 2005, down from approximately 225,000 finance requests delivered in the second quarter of 2005 and up from approximately 190,000 finance requests delivered the third quarter of 2004 respectively to retail dealers, finance request intermediaries, and automotive finance companies.

Revenue per finance lead in the third quarter of 2005 was approximately $12.55 compared to $11.81 in the second quarter of 2005. Advertising revenues for the third quarter of 2005 totaled $4.8 million representing an increase of approximately $300,000 or 7% from the second quarter of 2005 and an increase of $1.3 million or 36% compared to the third quarter of 2004.

CRM revenues for the third quarter of 2005 totaled $6.2 million, representing an increase of approximately $100,000 or 2% from the second quarter of 2005 and an increase of $800,000 or 14% compared to the third quarter of 2004.

Data, applications, and other revenues for the third quarter of 2005 totaled $1.1 million compared to $1.1 million in the second quarter of 2005 and $1.1 million in the third quarter of 2004.

Cost of revenues for the third quarter of 2005 totaled $12.8 million, an increase of approximately $100,000 from the second quarter of 2005 and a decrease of approximately $200,000 from the third quarter of 2004. As a percentage of revenues, cost of revenues for the third quarter of 2005 increased to approximately 42%, up one point from the second quarter of 2005.

Other operating expenses including sales and marketing, product and technology development, general administrative, and amortization of acquired intangible assets for the third quarter of 2005 totaled $18.6 million compared to $22.2 million in the second quarter of 2005. This decrease was primarily driven by a decrease in expenses associated with the restatement completed during the second quarter of 2005.

In addition, during the third quarter of 2005 the company spent approximately $900,000 in legal costs associated with enforcing our intellectual property as well as defending purported class action and derivative lawsuits.

Net loss for the third quarter was $287,000 or 1 cent per fully diluted share. This compares to a net loss of $3.3 million or 8 cents per fully diluted share in the second quarter of 2005.

Now let me summarize the balance sheet. The company’s domestic cash, cash equivalents, and short-term and long-term investments totaled $44.1 million at September 30, 2005, a decrease of $900,000 from June 30, 2005.

As disclosed in our 10-Q filing, we expect to receive our share, or 49%, of the assets of Autobytel Europe prior to the end of the first half of 2006. At June 30, 2005 Autobytel Europe had approximately $8.6 million of cash and cash equivalents.

DSO for the third quarter of 2005 was 62 days compared to 59 days the second quarter of 2005. Going forward we expect the DSO to remain flat or improve slightly.

The company’s September 30, 2005 accounts payable and accrued expenses totaled $12.9 million, representing a decrease of $400,000 in the balance at June 30, 2005.

Now I’ll turn the call back over to Rick – Rick.

Rick Post:	Thanks, Mike.

I discussed on our last earnings conference call that we are focusing on strengthening our business from the inside. This means taking measures to increase quality and reduce customer churn. While revenues declined in our core lead business due to competitive challenges and, we believe, the impact of the employee pricing promotions offered by the major automakers, I’m encouraged by our results for the quarter.

Driving a reduction in customer churn has been one of our key initiatives since I joined as CEO last April. As we have said previously, we believe that focusing on quality, particularly the quality of consumers that we send to our dealers, helps improve dealer satisfaction while reducing customer cancellations.

Closing ratios are probably the most important measure of success for a dealer when they determine lead quality. Closing ratio determines ROI and, quite simply, the number of cars that a dealer sells.

The most recent JD Power & Associates Dealer Study shows that Autobytel.com generated a higher closing ratio than any of our other competitors. We believe this is a strong validation of our efforts on the quality front.

We’re also pleased that we received our all time highest overall dealer satisfaction ranking, as well as our highest ever scores for lead quality and dealer gross profit margins. So we are perhaps most proud that we received improved dealer ratings in every business generation category versus 2004.

Business generation is the bottom line for dealers, and our efforts continue to be focused on making sure that our services result in increased business for our dealers’ customers. We believe that is reflected in the fact that during the third quarter Autobytel retail dealer cancellations declined by 12% from the previous quarter.

Now let me touch on the market environment for our core business, purchase request leads for our retail dealers. This is a competitive business that became even more challenging during the third quarter with the automakers employee pricing campaign in full swing.

We believe that, as their on lot inventories declined over the summer months, many dealers delayed signing up with a lead provider. We also believe that the discontinuation of employee pricing bodes well for Autobytel and should help in our efforts to sign up new dealers.

Our lead referral dealer relationships represent every major domestic and imported make of vehicle in light trucks sold in the United States. As of September 30, 2005, our lead referral dealer relationships excluding dealer enterprise relationships attributable to automotive manufacturers or their automotive buying service affiliates totaled approximately 6,560, encompassing approximately 5,850 retail dealer relationships and relationships with major dealer groups representing approximately 710 enterprise dealer relationships.

Additionally, our lead referral dealer relationships include six direct relationships encompassing 16 brands with automotive manufacturers or their automotive buying service affiliates through our enterprise sales initiatives representing up to approximately 17,530 enterprise dealer relationships.

From time-to-time as we sign major dealer groups to receive purchase requests, dealers that are part of such groups and previously represented retail dealer relationships are counted as enterprise dealer relationships. During the third quarter of 2005 approximately 50 retail dealer relationships were transferred to our enterprise dealer relationship category in connection with signing up major dealer groups. In the third quarter of 2005 we experienced a net reduction of approximately 180 retail dealer relationships between these two categories. We signed and launched one new OEM during the third quarter and one new top 10 dealer group. Autobytel is one of two exclusive lead providers for this leading national dealer group.

We signed a contract with a major Japanese manufacturer in the third quarter for a program that includes leads and direct marketing. This relationship was activated in October.

Churn also decreased across all of our business units, and we continue to see strength from financed leads, advertising, and CRM. At the close of the third quarter Autobytel had 310 financed lead relationships. Finance lead dealer counts increased by 20% from a year ago. And associated revenues have increased by 25% during that same period. Finance leads now represent 9% of our total revenue.

Advertising continues to be a steady strong business for Autobytel. As one of the leading automotive consumer networks, we continue to attract the best in breed advertisers and branding partners.

OEMs typically drive marketing and promotional activity in the late summer and early fall as they launch vehicles for the new model year. Autobytel offers a variety of ad placement opportunities that provide maximum exposure in concentrated areas of our sites. We sold a number of opportunities like this in Q3, which increased revenue during the period.

Autobytel continues to be recognized as a leading automotive innovator in the arena of search, as we refine on a daily basis our proprietary Black Condor SEO technology. Black Condor, coupled with our natural search initiatives, resulted in a record quarter for search page views, which is both natural and paid combined. We generated over 46 million search page views in the quarter. This is a 13% increase from the previous quarter and a 41% increase from Q3 of 2004.

During the third quarter advertising page views increased to approximately 111 million or 22% from approximately 90 million in the second quarter of 2005. Year-over-year page views increased by 32%. The CPM per page for the third quarter of 2005 was approximately $39 compared to $44 in the second quarter of 2005. We expect to see continued strength from this portion of our business, as we further develop rich media and direct marketing offerings.

Let me say a bit more about advertising as an opportunity for Autobytel. OEMs and their agencies continue to shift more of their advertising spend to the Internet. From an ROI perspective they are seeing that a single 30-second TV ad spot during primetime may cost as much as $600,000, but an interactive ad can be developed and run for $150,000 and reach a much more targeted audience.

Many of the OEMs are exploring how to use video-on-demand, which is an exciting opportunity for Autobytel. Our CarTV property posted 5.1 million video views during the third quarter, an increase of 66% from 3.1 million in the second quarter of 2005. We believe that we are the first automotive site to provide downloadable video content for iPods. These are just a few examples of how Autobytel is providing innovative marketing solutions for OEMs.

We saw net dealer adds for both RPM and WebControl in the third quarter. As of September 30, 2005, CRM customer relationships consisted of 2,940 WebControl relationships with our lead management product tool and 780 retention performance known as RPM relationships, our customer loyalty and retention marketing program.

During the third quarter we began full phase rollout of Autobytel’s De-Duplication program, which leverages the Autobytel leads and WebControl relationship to provide dealers with incremental business. This De-Duplication system works by automatically checking to see if a customer has already been sent to a dealer. If the customer has already been received by the dealer, the lead is not delivered, saving the dealer valuable time, creating goodwill, and improving Autobytel lead quality.

Now to give you a sense of the scope of our consumer reach and how we translate that into dealer sales, based on data from a third-party study and our internal numbers we have determined that approximately every 7.4 seconds someone submits a request to purchase a vehicle through Autobytel. Major studies continue to show that the influence of the Internet on consumer automotive purchases has continued to grow and outpace traditional media.

Autobytel brings incredible value to the dealers who use our services. According to independent third-party research the average cost of selling a car through Autobytel is approximately $232, which is considerably lower than the NADA average of $493 spent by dealers per vehicle on traditional advertising. We believe that there continues to be great opportunity in our market so long as we’re able to continue to innovate, provide quality to our customers, and to scale our business.

The automotive Internet does not sit still. It is constantly evolving, and it’s important to dealers and OEMs, and the dollars that they are dedicating to Internet marketing continues to grow. It is, therefore, critical that Autobytel focuses on quality and evolves its marketing programs ahead of the competitive curve in this rapidly changing marketplace. We believe that we have the products and programs to provide value, efficiencies, and strong ROI for dealers and OEMs throughout the customer lifecycle from customer generation to customer retention.

Now let me say a few words about our next steps. We have announced that we retained the services of Merrill Lynch to assist us in exploring strategic alternatives that will help us grow the scale of our current business. These alternatives may include potential acquisition or mergers with complementary businesses as well as the potential sale of the company.

Let me give you a little color about our decision to explore these strategic options. We continue to believe that we need to be a leader in the automotive marketing space. And in order to do that, we believe that we need to significantly increase revenues from our current size.

We also believe that we have the infrastructure to increase these revenues. We are committed to being a leader in the very competitive automotive marketing services arena and to innovating the highest quality products and services for our dealers and OEM customers as well as for the millions of consumers who use our network.

With that, Operator, I’d like to open the call to questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press Star then the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Thank you. Your first question comes from Christa Quarles of Thomas Weisel.

Christa Quarles:	Hi, a couple questions. First, you know, starting on the strategic initiatives, I was just wondering if you could express how patient, I guess, if you will, you’re willing to be throughout the process. And as you, you know, undertake it, I guess, you know, how are you thinking about the company’s cost structure; i.e., the need to, you know, potentially realign the costs given the reduced revenue outlook?

And then on the revenue, you know, just as you look at the overall marketplace today, obviously we’ve seen weakness at newspaper, auto classifieds. You know, auto advertising everywhere has generally been weak. You know, what gets it to stabilize?

And then also what’s your impression of how, you know, other online players are faring given that there are very few public counterparts? Thanks.

Rick Post:	Okay. I’ll try and take some of those questions, and Rich and Mike can jump in here.

The process is one that, you know, we want to be thorough. We want to explore all of our possible options to grow these assets. But obviously we want to do it quickly so that we can get ready to move to the next phase.

As far as the online leads business in particular, we believe that a couple things have happened in the third quarter. First of all, we talked about proactively pulling back on some of the volume in order to work on increasing quality to our dealers and to reduce the churn. We think that that’s showing results. The JD Power’s recent survey and study shows that we have the highest closing ratios and rates in the industry.

But volume was definitely down in the quarter in addition to pulling back to work on quality initiatives. And part of that we believe is that dealers had plenty of people walking into the showroom, that the purchase requests dropped as a result of that.

Now our page views – and people doing research – our page views were up. Our ad page views were up in the quarter. So traffic and interest in the space using the Internet continues. But it was certainly one where the industry changed a bit in terms of how it priced. And that definitely reduced leads in the industry.

And we felt that, we believe that’s across our entire industry of lead referrals. We know other players have seen a significant drop even though there’s not other, as you say, public company comparables out there.

Christa Quarles:	And I guess, as you look at the dollars that you guys highlighted, you Autobytel in terms of cost per acquisition versus what a dealer is spending, are you noticing a discernable shift in the mix; i.e., I mean obviously we’ve seen the incentive structure continue to increase. And is that sort of spending, you know, turning away from other forms of advertising or marketing that then may be causing pressure on your business?

Richard Walker:	This is Rich Walker – a couple comments. Your first about kind of general trends in automotive advertising. I think in general automotive advertising is maybe growing at 5 to 7% annually. The growth in the online category however is probably growing at five to six times the secular rate. And we benefit from that migration from offline to online.

In terms of a dealer’s effectiveness and why dealers can sell cars more efficiently in the online environment, we again benefit directly from that. A dealer pays us and markets on the program - acquires Internet generated leads. And as dealers have success on the program, it’s proven to be a more effective channel for advertising and marketing investment for the dealer. And I think that trend will continue as dealers continue to make the investments online and in CRM tools like our WebControl to do that.

Christa Quarles:	Okay, thanks.

Operator:	Your next question comes from Peter Schleider of Pennsylvania sic Capital.

Peter Schleider:	Peninsula Capital – hey, Rick, Rich, Jennifer.

Rick Post:	Hi, Pete.

Peter Schleider:	I’m curious – hi – I’m curious about the decline in the quarter, if you can put – in the lead generation business – if you can put a number or some kind of bracket around it in terms of how much was attributable to employee pricing. Because we’ve seen that business go from [$]21 million to [$]19 million to [$]18 million from the first of the year. And I’m wondering if that’s a trend or if we’re seeing something else happen in the third quarter.

Rick Post:	Well in terms of the quarter, you know, I think we have seen a bottoming out of leads. You know, dealers - or the auto manufacturers in the US saw some pretty record sales occur in the third quarter. In October I think they had the weakest automotive sales month since 1992.

Again, we believe that that is a positive for us, that as the need for purchase requests driven to the dealers continues to increase that that’s going to result in our seeing significant improvement down the road. So we’ve been doing a lot of things to try to establish that pull back in that base.

Inventory was incredibly light in September as a result of some of the pricing that went on in July and August. So again I think the leads business we feel good about going forward. We believe that we’ve seen a bit of a bottoming out. A number of things have hit us. Again we pulled back proactively to try to drive quality up. And then we did see a decline in leads and a significant decline in our OEM side of the business in the quarter, as the OEMs in particular bought fewer and fewer leads directly from us.

Richard Walker:	Pete, it’s Rich. I’d make the further comment that if you separate the retail member dealers and look at dealer additions and dealer churn, I think quality has given us some improvement. We’ve stabilized the dealer cancellations and seen modest improvement in churn.

When you look at the dealers adds, that’s the environment I think a competitive environment, the OEM environment, where we’ve seen the quarter impacted by those two phenomenon. But I think the quality initiative in overall stabilizing the churn dynamic is one we focused on and we’re seeing the initial benefits of that. I think it’s the right foundation to now start growing the dealer body again as we move away from some of the OE pricing and continue to push the products to the retail member dealers.

Peter Schleider:	Well the drop in churn was the most dramatic I’ve ever heard in the history of the company. Is that accurate?

Richard Walker:	Two things contributed to that. In terms of the reported retail dealer number, part of the decrease, when we reclassify – when we do a national agreement with a dealer group and we’ve had prior to that a direct relationship with some of those dealers, when we do a national agreement, we now present those dealers in the enterprise line. So there’s some reclassification, and then there’s some absolute loss in dealer count. And I think the loss in retail member dealers that we reported of 180 is what we’ve been very focused on stemming that trend in that line.

Rick Post:	Yeah, let me make sure that we’re clear on that, Pete. It was 12%, not 12 points, not 1200 basis points, but 12%. So it was – yeah, for us we think it was significant. We need to continue to make progress at that. And obviously, as you reduce your churn and your adds start to catch up, now you’re creating more capacity to deliver leads.

And that’s one of the things it’s taught us is, you know, we’re down by 500 or so dealers from a year ago. And that capacity drop definitely has an impact on how many leads we can deliver. Despite the fact that we pulled back proactively, having 500 more dealers would have certainly been helpful in the number we delivered in the quarter.

So going forward, again the plan is quality, reduce churn, which is very expensive, begin to add the dealer on a net basis back to the business, increase that capacity. We believe we can generate leads. We believe we can get even more aggressive with some of our search initiatives to drive traffic. So I feel good about the going forward.

I had mentioned in the last call that we expected the third quarter to be our bottoming out quarter in the lead side. And I think that’s what we’ve seen.

Peter Schleider:	Well it sounds like we’ve built a base to go forward from here.

Rick Post:	Absolutely, absolutely.

Peter Schleider:	Great. Thanks a lot.

Rick Post:	Thank you.

Operator:	Again I would like to remind everyone in order to ask a question please press Star then the Number 1 on your telephone keypad.

Your next question comes from Frank Gristina of Evandale.

Frank Gristina:	Thank you for taking my questions. You guys reclassified I guess 50 – I came on a little bit late – it was 50 from retail relationships over to enterprise?

Rick Post:	Yeah. And in that – I’ll go through that once again. As I was reading what I had written, it felt a bit difficult for me, so it must have been difficult for the people listening to understand.

So that 50, when we talk about our three categories of dealer body, we have our retail dealer base, which is when we have a direct relationship with those dealers. We have another category that we have called enterprise. And that has two components. One is where we have large dealer groups that we interact directly with either the dealer group and then individually with the dealer to get them leads. And then also in the enterprise mix we have relationships with manufacturers. And the manufacturers we deliver to their program and then those are routed to their dealer base or those that are participating.

Frank Gristina:	Right.

Rick Post:	So the ones that are the – the ones that we have the most direct interaction with the dealer body is the retail and the dealer group piece of the enterprise. And yes, every quarter we seem to reclassify – as we sign up major dealer groups to national contract pricing arrangements, we move from that largest retail dealer piece, which this quarter was 5,850 to that piece of the enterprise, which we call the dealer group enterprise.

Frank Gristina:	Okay. And…

Rick Post:	Yeah, 50 moved out of – 50 moved from true retail dealer group to the enterprise piece, which we call the dealer group.

Frank Gristina:	Okay. And I guess that’s good because you’re cementing that relationship. But is there a margin loss as you go from retail to large dealer group and then to OEM? I mean maybe if you could give us an idea of the margins on those three categories and if you continue to shift.

Rick Post:	Yeah, margin loss no. Absolute revenue dollar usually because, you know, the reason they’re doing a major dealer group is they can be more proactive and get a better price for their underlying dealer base. But overall margins because we can service those in a much more efficient way and many of our contracts mandate that we have, you know, one bill or try to do one bill, different relationships than touching every single dealer with every action item including things like bad debt improves. So net margin is about the same.

Frank Gristina:	Okay. Moving on to advertising, which is continuing to grow, are you guys selling out 100% of your inventory? And what can you do there to maybe increase your available inventory?

Richard Walker:	We don’t sell 100% of the inventory because we don’t put ads on 100% of the pages. That being said, we continue – a constraint in the business to growing it continues to be the advertising page views that we serve.

So how do we grow that? A couple of the ways we’ve done recently is continue with some of our co-branding. We’ve talked last call about ESPN and Bankrate. We completed this quarter another co-branding relationship with Synacor. So one extension of that is co-brand.

Another is to continue to improve the content experience on our site to create additional advertising impressions. And we continue to focus on that as well.

Frank Gristina:	Okay. Thanks, guys.

Rick Post:	You bet.

Operator:	Thank you. At this time there are no further questions.

Rick Post:	Okay, Operator. Thank you. And I want to thank all the participants on the call today.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END